Exhibit 5.16

CONSENT OF EXPERT

I, Guillermo Bagioli, MAusIMM of Metalica Consultores S.A., hereby consent to the inclusion and incorporation by reference in this registration statement on Form F-10 of Yamana Gold Inc., including any amendments thereto and any documents incorporated by reference therein (the “Registration Statement”) of references to and information derived from the mineral reserve estimates for the Pilar Project and the Jeronimo Project as at December 31, 2010 and the report “Technical Report for Gualcamayo Project, San Juan, Argentina, Report for NI 43-101 pursuant to National Instrument 43-101 of the Canadian Securities Administrators” dated March 25, 2011  (collectively, the “Incorporated Information”).

I do also hereby consent to the reference to my name and to my involvement in the preparation of the Incorporated Information in this Registration Statement.

METALICA CONSULTORES S.A.

By:	/s/ Guillermo Bagioli
Name:	Guillermo Bagioli, MAusIMM
Title:	Mine Engineer

Date: April 25, 2011